Exhibit 10(a)

Cooperation Agreement

Between

Organic Agricultural Company Limited (“Party A”)

And

Unbounded IOT Block Chain Limited (“Party B”)

1. Background information:

Party A: Organic Agricultural Company Limited

NV Business ID: NV20181273914

Entity Number: E0189052018-5

Address: Block A, 6/F, No. 2305, the First Chuangxin Road, Science and Technology Innovation Town, High-tech Industrial Development Zone, Harbin

Organic Agricultural Company Limited (hereinafter referred to as "Organic Agriculture USA") was registered in Nevada, USA, and listed on the USA OTC Markets, with the stock code of OGAA. The Organic Agriculture USA has a wholly-owned subsidiary in Hong Kong, with the full Chinese name of 有機農業股份有限公司 and the full English name of Organic Agricultural Company Limited (hereinafter referred to as "Organic Agriculture Hong Kong"). Organic Agriculture Hong Kong has two wholly-owned subsidiaries in Mainland China, namely Heilongjiang Tianci Liangtian Agricultural Technology Development Co., Ltd. and Heilongjiang Yuxinqi Agriculture Technology Development Co., Ltd., whose registered addresses are both at Harbin, Heilongjiang Province. Party A has a large number of agriculture resources such as rice, grains and honey in Heilongjiang Province.

Party B: Unbounded IOT Block Chain Limited

Registered certificate number: 11432740

Registered address: England and Wales.Given at CompaneiesHouse, Cardjff

Unbounded IOT Block Chain Limited (hereinafter referred to as "Unbounded") was established in 2014, with its business entity in Xiamen City, Fujian Province. Unbounded has been committed to the application and promotion of blockchain technology for six years. In the past two years, it provided a total of more than 400 companies with chain reform services, involving the industries of chemicals, agriculture, forestry, aquaculture, finance, digital factory, new energy vehicle, clothing, medicine, biotechnology, wine and functional government department, etc. As China’s only blockchain application technology service company that can provides chain reform services and applied ecology landing for enterprises, institutions and functional government departments, it has a high influence.

2. Cooperation purpose:

The main purpose of the cooperation between Party A and Party B is to promote the application and landing of blockchain technology in agricultural enterprises and the field of agricultural products. The main service projects include but are not limited to providing bottom-chain technology support for the traceability system of agricultural products, building a blockchain shopping mall for agricultural products, providing chain reform services for agricultural enterprises and the certification of healthy food, etc., and to improve the corporate efficiency, accelerate the circulation of agricultural products to promote sales, and enhance the corporate value.

3. Cooperation way:

Party A's subsidiary Organic Agriculture Hong Kong and Party B will jointly establish Tianci Wanguan (Xiamen) Digital Technology Co., Ltd. (hereinafter referred to as "Tianci Wanguan") in Xiamen, China, to operate digital agriculture business. Party A holds 51% shares of Tianci Wanguan while Party B holds 49%. Party A is the controller of Tianci Wanguan and has the power to make decisions on all operations of Tianci Wanguan as well as the right to appoint and remove key management personnel. The capital resources required for Tianci Wanguan's operation shall be provided by both parties in proportion to their investments. Both parties shall ensure that they are able to satisfy the operation of the enterprise.

4. Conditions and requirements for additional issuance:

Priced at USD 6,134,427 (20,000,000 shares x USD 0.3067 / share = USD 6,134,427), Party A (Organic Agriculture USA) will issue 20 million additional shares to Unbounded. After the additional issuance, the major shareholder Hao Shuping's total shareholding ratio is 30.86% while Party B's (Unbounded) shareholding ratio is 25.86%.

The time for additional issuance is within 60 days after the following two conditions are both satisfied: (1) Party B and Party A establish a new company and complete the creation of the bottom-chain, traceability, and shopping mall system to serve the industry. (2) After the new company is established, the revenue goals and tasks as agreed by both parties are completed within 12 months.

For the management and voting rights to additional shares, (1) Party B shall not use the identity of shareholder to interfere in the management and operation of the company by Party A's existing shareholders in any form; (2) The management and voting rights corresponding to Party A's shares obtained by Party B as agreed in this Agreement shall be exercised by Hao Shuping. The management and voting rights of Party B in the entire group of Party A and all of its subsidiaries shall be exercised by Hao Shuping. Party B and Hao Shuping will agree on the exercise of the management and voting rights.

5. Duties, rights and obligations of both parties Responsibilities of Party A:

(1) Be able to provide Party B with traceability and channel construction of many functional agricultural products, mainly the construction of specialty stores and the platform system.

(2) Be able to provide services for Party B's promotion of chain reform enterprises in Heilongjiang, Jilin, Liaoning, Jiangsu, Shanghai, Zhejiang and other places, and strive to complete the promotion of at least 20 chain reform enterprises by March next year.

(3) Be able to provide Party B with community marketing channels, community activities, brand promotion, and ecosystem construction services.

Responsibilities of Party B:

(1) Be able to provide bottom-chain technology services for Party A's agricultural product traceability system;

(2) Provide chain reform enterprises with services on equity structure, operation structure, financial structure, sales structure, business model, etc.;

(3) Provide token application scenarios and ecological landing services for chain reform enterprises;

(4) Provide services for stationing and data sharing of agricultural product shopping malls and manufacturers;

(5) In terms of market expansion, help Party A to develop in a blank market and use its own advantages to increase market share;

(6) Guide Party B's existing channel users to Party A's sales system to increase Party A's sales volume;

(7) Use existing channels and technologies to help Party A complete the traceability technical services for the products of existing agricultural enterprises in Heilongjiang Province and the agricultural products throughout China, complete the traceability services for at least one hundred agricultural products before March 2021, collect 20M big data and traffic, realize the production value of RMB 24 million and achieve the revenue of RMB 5 million.

(8) Complete the chain reform of at least 50 agricultural enterprises by March 2021, with an output value of RMB 25 million.

6. Work objectives and specific measures of Party B

(1) Traffic creation and big data collection

a. Establishing a traceability platform for agricultural products: So far, China has not a blockchain technology based open platform for safety and traceability of agricultural products.

b. Providing innovative traceable codes: Two-dimensional codes, digital codes and scratch coating will be used for traceability.

c. Two cores of traceable codes: ① The whole-process information about the source of agricultural products will be uploaded. ②Adding the traceable codes to the digital differential system can effectively make customers who verify the authenticity of products the platform users.

d. Conducting traceable code donation and sales activities after the traceability platform is established: ① Traceable codes worth RMB 30 million to RMB 50 million will be donated to relevant functional departments of the local government to help the relevant functional departments to monitor the product safety more effectively. ②Another purpose is to enable functional departments to quickly understand the purpose and benefits of popularizing blockchain technology based traceable codes. ③ Quick increase of customer traffic can be realized through traceable codes: Traceable codes worth RMB 30 million will bring in 7.5 million traffic opportunities while traceable codes worth RMB 50 million bring in 12.5 million traffic opportunities.

(2) Index decomposition and specific measures Specific indexes will be allocated to 8 branches and each branch will be responsible for completing two specific tasks.

a. Sales of traceable codes worth RMB 24 million: Each branch shall complete RMB 3 million sales within 6 months.

b. Providing comprehensive solutions for agricultural digital transformation: Each branch shall complete the chain reform assessment indexes for two companies within 6 months.

Based on the decomposition and implementation of the above indexes: ① it is completely possible to complete 15-to-20-million traffic and data collection; ②Sales and donation of traceable codes will bring in at least 25 million traffic opportunities for Party B; ③Each branch shall complete the sales of RMB 3 million, and 8 branches complete a sales goal of RMB 24 million, representing a profit rate of 42%. Therefore, it is guaranteed to realize a net profit of RMB 5 million.

7. Profit sharing:

Both Party A and Party B shall enjoy profits and bear losses in proportion to their shareholdings, and the distribution of profits shall be carried out in accordance with the Articles of Association of Tianci Wanguan.

8. Confidentiality

Both parties shall have the obligation to keep confidential any commercial information and personal information of the other party that it contacts or learns during the performance of this Agreement, unless there is obvious evidence that the information is publicly known or the other party's written authorization has been obtained in advance. Such a confidentiality obligation shall survive the termination of this Agreement. Any party that causes losses to the other party for violation of such an obligation and shall compensate the other party for the corresponding losses.

9. Litigation and arbitration:

Any dispute arising during the performance of this Agreement shall be settled by Party A and Party B through friendly negotiation. If the negotiation fails, either party may apply for arbitration and litigation to the legal institution of the registered place of the company to be established.

10. Cooperation period

The tentative cooperation period is five years. Both parties shall, through negotiation, decide to extend the cooperation period or dissolve the company after liquidation within 60 days before the expiration of the cooperation period.

11. This Agreement shall be made in two copies, with each party holding one copy.

12. Any outstanding matters shall be resolved by both parties through separate negotiation.

Party A:_________________

Party B:_________________

__________, 2020

Annex: Copies of Certificates of Both Parties